CERTIFICATE OF LIMITED PARTNERSHIP
                                      OF
                        MERRILL LYNCH KECALP L.P. 1997

     THIS Certificate of Limited Partnership of Merrill Lynch KECALP L.P. 1997 (the "Partnership"), dated as of October 28, 1996, is being duly executed and filed by KECALP Inc., a corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. Section17-101, et seq.).
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     1.   Name.     The name of the limited partnership formed hereby is
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Merrill Lynch KECALP L.P. 1997.
     2.   Registered Office.  The address of the registered office of the
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Partnership in the State of Delaware is c/o The Corporation Trust Company,
Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     3.   Registered Agent.   The name and address of the registered agent
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for service of process on the Partnership in the State of Delaware is The
Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     4.   General Partner.    The name and the business address of the sole
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general partner of the Partnership is:  KECALP Inc., South Tower, World
Financial Center, 225 Liberty Street, New York, New York 10080-6123.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

                              KECALP Inc.



                              By /s/Robert F. Tully
                                 ----------------------------
                                 Robert F. Tully
                                 Vice President